Exhibit 99.1

Press Release

Date: November 5, 2010

Anchor BanCorp Wisconsin Inc. of Madison, Wisconsin
Announces Adoption of Shareholder Rights Plan

MADISON, WI – Anchor BanCorp Wisconsin Inc. (NASDAQ: ABCW) (Anchor) today announced that it has entered into a shareholder rights plan designed to reduce the likelihood that Anchor will experience an “ownership change” under U.S. federal income tax laws.  This plan is similar to rights plans adopted by other public companies with significant tax attributes.

The purpose of the rights plan is to protect Anchor’s ability to use its tax assets, such as net operating loss carryforwards and built-in losses, to offset future taxable income, which would be substantially limited if Anchor experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements.  In general, an ownership change would occur if Anchor’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Anchor by more than 50 percentage points over a rolling three-year period.

As part of the plan, the Anchor Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock.  The rights will be distributable to shareholders of record as of November 22, 2010, as well as to holders of shares of Anchor common stock issued after that date, but would only be activated if triggered by the plan.

“Strategically, this plan is designed to safeguard considerable tax attributes embedded in the company by reducing the likelihood of an unintended ‘ownership change’ through any third party actions involving Anchor common stock,” said Chris Bauer, Chief Executive Officer of Anchor BanCorp Wisconsin Inc.  “This is a critical aspect of preserving the value of Anchor as it seeks to raise capital,” added Bauer.

Additional information regarding the rights plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Anchor is filing with the Securities and Exchange Commission.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp's stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, its wholly owned subsidiary, has 57 offices. All are located in Wisconsin.

For More Information

For more information, contact Emily Campbell, VP – Marketing & Communications, at (608) 252-1436.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws.  In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business.  Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained.  You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2010 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.